SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                 FORM 8-K
                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                      Securities Exchange Act of 1934


             Date of Report (Date of earliest event reported):
                               June 30, 1997


                         FIRST CHARTER CORPORATION
          (Exact name of registrant as specified in its charter)


 North Carolina                   0-15829                      56-1355866
(State or other                 (Commission                   (IRS Employer
jurisdiction of                File Number)             Identification No.)
incorporation)

        22 Union Street, North, Concord, North Carolina 28026-0228 (Address, including zip codes, of principal executive offices)


                               (704)786-3300
           (Registrant's telephone number, including area code)

                                    N/A
       (Former name or former address, if changed since last report)


Item 5   Other Events.

    On June 30, 1997, First Charter Corporation ("FCC") and Carolina State Bank ("CSB") entered into a Letter of Intent (the "Letter of Intent") for the acquisition of CSB by FCC (the "Acquisition"). In the Acquisition, FCC will acquire all of the outstanding shares of common stock, $4.50 par value per share, of CSB (the "CSB Common Stock") in exchange for 1.023 shares of common stock, $5.00 par value per share, of FCC (the "FCC Common Stock") for each share of CSB Common Stock. Pursuant to the Letter of Intent, FCC and CSB will negotiate a definitive agreement (the "Merger Agreement") providing for the Acquisition and containing customary terms and conditions of closing. As of June 30, 1997, 1,662,192 shares of CSB Common Stock were issued and outstanding, and there were outstanding employee stock options to purchase 58,600 shares.

    The Acquisition is intended to qualify as a tax-free reorganization and is anticipated to be accounted for as a pooling of interests. Consummation of the Acquisition is subject to certain additional conditions, including but not limited to
(i) the negotiation of the Merger Agreement;(ii) the approvals of the shareholders of FCC and CSB; (iii) the approvals of applicable banking regulatory authorities; and (iv) the effectiveness of a registration statement related to the FCC Common Stock to be issued in the Acquisition.

    Immediately following the execution of the Letter of Intent, FCC and CSB entered into a Stock Option Agreement dated June 30, 1997, pursuant to which CSB granted FCC an irrevocable option to purchase up to 330,776 shares of CSB Common Stock (19.9% of the CSB Common Stock outstanding, before giving effect to the exercise of the option) at a price of $13.25 per share (the "Option"). The number of shares of CSB Common Stock subject to the Option will be increased to the extent that CSB issues additional shares of CSB Common Stock (otherwise than pursuant to an exercise of the Option) such that the number of shares of CSB Common Stock subject to option continues to equal 19.9% of the CSB Common Stock then issued and outstanding, without giving effect to the issuance of shares pursuant to an exercise of the Option. The Option was granted by CSB as a condition of and in consideration for FCC's offer and entering into the Letter of Intent. The Option is exercisable only upon the occurrence of certain events generally related to a change in control of or a material business combination by CSB. The Option also allows the holder thereof to require that CSB repurchase (at a price determined as specified in the Stock Option Agreement) the Option or the shares of CSB Common Stock acquired pursuant to the exercise of the CSB Option if certain conditions are met.

    The descriptions of the Letter of Intent and the Stock
Option Agreement are qualified in their entirety to the copies of such agreements included as Exhibits 99.1 and 99.2, respectively, which are incorporated herein by reference.

    CSB is a North Carolina state-chartered commercial bank with four banking offices in Gaston, Cleveland and Rutherford
Counties, North Carolina. As of March 31, 1997, CSB had total assets of approximately $139 million, total deposits of approximately $120 million and shareholders' equity of approximately $13 million.




Item 7   Financial Statements and Exhibits.

    (c)  The following exhibits are filed herewith



      Exhibit No.         Description

        99.1              Letter of Intent between First Charter
                          Corporation and Carolina State Bank,
                          dated June 30, 1997

        99.2              Stock Option Agreement between First
                          Charter Corporation, as grantee, and
                          Carolina State Bank, as issuer, dated
                          June 30, 1997

        99.3 Joint news release disseminated on June 30, 1997 by First Charter Corporation and Carolina State Bank



                                SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             FIRST CHARTER CORPORATION

                             By:  /s/ ROBERT O. BRATTON
                                      Robert O. Bratton
                                      Executive Vice President and
                                       Chief Financial Officer


                                              Dated: July 1, 1997